UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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BWAY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The Registrant provided the following information to its employees:

October 1, 2002

Dear BWAY Employee:

Last evening the Company disclosed in a press release that BWAY Corporation has signed a definitive agreement providing for the acquisition of BWAY Corporation by Kelso & Company, a private investment firm, and certain members of management. I have agreed to support the transaction and continue as BWAY’s Chairman and Chief Executive Officer leading our current management team following the transaction. A copy of the press release is included with this letter for your information.

Kelso & Company, headquartered in New York, specializes in private equity investing and has been involved in acquisitions as principal and as financial advisor since 1971. Since 1980, Kelso has completed 69 transactions with an aggregate capitalization in excess of $20 billion.

Kelso was impressed by our strong and experienced management team and our dedicated workforce, who together have demonstrated substantial capabilities during the past two years by improving financial performance and reducing debt. In addition, Kelso was impressed by the quality of our assets and our growing customer base.

This decision comes after careful consideration by a Special Committee of the Company’s Board of Directors, comprised of outside, disinterested directors. The Special Committee’s decision to recommend the transaction was supported by the Committee’s independent financial advisors and was considered to be in the best interest of current stockholders.

When finalized, we believe that BWAY’s new ownership and capital structure will provide BWAY with the support and financial means to continue achieving improved financial results through the optimization of returns on existing assets and organic growth, as well as growth and expansion through acquisitions.

Included with this letter is a listing of possible questions with answers that will hopefully give you a better understanding of this transaction. In the coming weeks we plan to update you regarding our progress in finalizing the transaction, which we hope to close in the first quarter of 2003. In the meantime I ask each of you to continue focusing on serving our customers and implementing the important sales and productivity improvement initiatives we currently have underway.

Thank you for your continued dedication and efforts to make BWAY a truly great company.

Sincerely,

Jean-Pierre Ergas
Chairman & CEO

Questions and Answers (Q&A)

Q    Who is the Company merging with, and when will the merger be completed?

A    The Company and Kelso have signed an agreement to merge BWAY with a new company formed by Kelso and certain members of Company management. Immediately following the merger, BWAY as we know it today will be the only business of the new company. The merger is contingent on certain events taking place over the next few months, including shareholder approval, securing appropriate financing and other customary considerations for this type transaction. We hope to close the merger in early 2003.

Q    Will the name of the Company change?

A    No. Following the transaction we will continue to operate as BWAY Corporation.

Q    When and how will the shareholders be asked to approve the transaction?

A    The Company will prepare a proxy statement describing the transaction and will file the proxy statement with the Securities and Exchange Commission (SEC). Following any SEC review of the proxy statement, we will set a date for a shareholder meeting, mail the proxy to our shareholders, and hold the shareholder meeting to vote on the merger. All shareholders will be invited to attend the meeting and will also be able to vote by mail.

Q    How will this transaction affect my BWAY 401K Plan?

A    If you currently hold BWAY stock in the BWAY 401K Plan, it will be purchased for $20.00 per share in cash at the time the transaction closes. At this point BWAY stock will no longer be publicly traded so there can no longer be a BWAY stock investment option within our BWAY 401K plan. The cash you receive as a result of the transaction can be reinvested in one of the other investment option within the BWAY 401K plan at your discretion. With the exception of eliminating BWAY as an investment option, the BWAY 401K will continue to exist as it does today with future changes to the plan and contribution levels made by management, as has been done in the past.

Q    Will BWAY medical plans and other benefits change as a result of this transaction?

A    BWAY medical plans and other benefits will not change as a result of this transaction. However, future changes to medical plans and other benefits will be made by management based on cost and competitive factors as has been done in the past.

Q    Can I buy or sell BWAY stock today?

A    Officers and directors and other employees with material nonpublic information about the merger are prohibited from buying or selling stock. If you do not have material nonpublic information, you may buy or sell stock unless the Company announces a “blackout period” prohibiting sales by employees. However, if you are a director or officer, you may only buy of sell stock during our regular “window periods”.

Q    Will there be changes to management?

A    There are no current plans to make changes to the management of the company. Kelso is an investment firm and not a company management firm. Their decision to invest in BWAY was in part based on the quality and strength of current management.

Q    How will this transaction affect my employment?

A    The transaction will not affect your employment. As in the past, your employment will be based on your individual performance and staffing requirements determined by management.

Q    Will there be any changes to office or manufacturing locations as a result of this transaction?

A    This transaction will not result in any changes to office or manufacturing locations. As in the past, future changes will be determined by management based on an overall operating strategy.

Q    How will our customers and suppliers react to this news?

A    We are currently communicating this news to our key customers and suppliers. We are communicating specifically that we do not expect any change in our relationships and that we will continue to focus on providing the highest level of quality, service and value to our customers.

PR Newswire Released at 1:50 a.m. EDT Oct.1, 2002

Contact:	Jeffrey M. O’Connell
Vice President & Treasurer
(770) 645-4800

BWAY CORPORATION
ANNOUNCES AGREEMENT TO BE ACQUIRED
BY KELSO & COMPANY AND MANAGEMENT

Atlanta, GA, September 30, 2002 – BWAY Corporation (NYSE:BY) announced today that it has signed a definitive agreement providing for the acquisition of BWAY Corporation by an affiliate of Kelso & Company, L.P., a private investment firm.

Pursuant to the agreement, each outstanding share of BWAY Corporation common stock, with the exception of some of the shares owned by certain members of management and a director, will be acquired for $20.00 in cash. BWAY Corporation currently has approximately 8.7 million shares of common stock outstanding, excluding options. Jean-Pierre Ergas, BWAY’s Chairman and Chief Executive Officer, has agreed to support the transaction and to continue in his role as Chairman and Chief Executive Officer leading the Company’s current management team following the transaction. Warren Hayford, BWAY’s Vice-Chairman and Director, also agreed to support the transaction. Mr. Ergas and Mr. Hayford have also agreed to reinvest approximately 50% and 35%, respectively, of their current equity holdings in BWAY Corporation after closing.

BWAY Corporation’s Board of Directors has approved the transaction based upon the unanimous recommendation of a Special Committee of disinterested directors. William Blair & Company, L.L.C., served as financial advisor to the Special Committee and has delivered its opinion that the $20.00 per share consideration to be received by BWAY Corporation’s stockholders (other than the members of the management team and the director participating in the transaction) is fair, from a financial point of view.

The transaction is valued at approximately $330 million (including the assumption or refinancing of outstanding indebtedness). BWAY Corporation will continue to operate under its current name, management and operating structure.

The acquisition is expected to be completed in the first quarter of 2003, and is subject to approval by the Company’s stockholders, the availability of certain financing, and other customary conditions. Commitment letters have been obtained with respect to all necessary financing in connection with the transaction.

BWAY Corporation intends to file copies of the merger agreement and the related voting agreements with the Securities and Exchange Commission (the “SEC”) on a Form 8K.

In connection with BWAY Corporation’s solicitation of proxies with respect to its special meeting of stockholders concerning the proposed merger, BWAY will file with the SEC, and will furnish to stockholders of BWAY, a proxy statement. Stockholders are advised to read the proxy statement when it is finalized and distributed to stockholders because it will contain important information. Stockholders will be able to obtain a free-of-charge copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at www.sec.gov. Stockholders may also obtain a free-of-charge copy of the proxy statement and other documents (when available) by directing a request by mail or telephone to BWAY Corporation, 8607 Roberts Drive, Suite 250, Atlanta, Georgia 30350, Attention: Corporate Secretary, Telephone: 770-645-4800.

BWAY and certain of its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from BWAY stockholders in favor of the merger. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in the proxy statement when it is filed with the SEC. Information regarding certain of these persons and their beneficial ownership of BWAY common stock as of December 31, 2001 is also set forth in the Schedule 14A filed by BWAY on January 22, 2002 with the SEC.

BWAY Corporation is a leading manufacturer of steel containers for the general line category of the North American metal container industry and is a leading supplier of material center services.

Note: This document contains forward-looking statements as encouraged by the Private Securities Litigation Reform Act of 1995. All statements contained in this document, other than historical information, are forward-looking statements. These statements represent management’s current judgment on what the future holds. A variety of factors could cause business conditions and the Company’s actual results to differ materially from those expected by the Company or expressed in the Company’s forward-looking statements. These factors include without limitation, expected sales not materializing; labor unrest; changes in market price or market demand; changes in raw material costs or availability; loss of business from customers; unanticipated expenses; delays in implementing cost reduction initiatives; changes in financial markets; potential equipment malfunctions; management inability to identify or execute strategic alternatives; and the other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company takes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrences of unanticipated events or changes to future operating results.